January 2008 Pricing Sheet dated January 24, 2008 relating to Preliminary Terms No. 464 dated December 26, 2007 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities

PLUS based on the iShares® MSCI EAFE Index Fund due February 20, 2009
Performance Leveraged Upside SecuritiesSM
PRICING TERMS – JANUARY 24, 2008
Issuer:	Morgan Stanley
Maturity date:	February 20, 2009
Underlying shares:	Shares of the iShares® MSCI EAFE Index Fund
Aggregate principal amount:	$6,200,000
Payment at maturity:	▪ If final share price is greater than initial share price,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
▪ If final share price is less than or equal to initial share price,
$10 x (final share price / initial share price)
This amount will be less than or equal to the stated principal amount of $10.
Share percent increase:	(final share price – initial share price) / initial share price
Leveraged upside payment:	$10 x leverage factor x share percent increase
Initial share price:	$71.73, the closing price of one share of the underlying shares on the pricing date
Final share price:	The closing price of one share of the underlying shares on the valuation date times the adjustment factor
Leverage factor:	300%
Maximum payment at maturity:	$11.70 (117% of the stated principal amount) per PLUS
Stated principal amount:	$10
Issue price:	$10 (see “Commissions and Issue Price” below)
Pricing date:	January 24, 2008
Original issue date:	January 31, 2008 (5 business days after the pricing date)
Valuation date:	February 18, 2009, subject to adjustment for certain market disruption events
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
CUSIP:	61747W836
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per PLUS	$10	$0.15	$9.85
Total	$6,200,000	$93,000	$6,107,000
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor.  The lowest price payable by an investor is $9.95 per PLUS.  Please see “Syndicate Information” on page 6 of the accompanying preliminary terms for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 464 dated December 26, 2007
Amendment No. 2 to Prospectus Supplement for PLUS dated October 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.